Exhibit 99.1

FOR IMMEDIATE RELEASE

Emdeon Appoints Neil E. de Crescenzo as President

and Chief Executive Officer

NASHVILLE, Tenn. – (September 30, 2013) – Emdeon Inc., a leading provider of healthcare revenue and payment cycle management and clinical information exchange solutions, today announced the appointment of Neil E. de Crescenzo as president and chief executive officer effective immediately. Mr. de Crescenzo succeeds George I. Lazenby, IV who will become a senior advisor for Emdeon’s majority investor, Blackstone Capital Partners, advising the firm on current and future healthcare technology and services investments. This role includes serving as an advisor to the Emdeon board of directors and senior management.

“We want to thank George for his significant achievements at Emdeon during the past 17 years and are excited to have him join the firm as a senior advisor. We are confident that Neil will continue to build on Emdeon’s market leadership, serving our customers with innovative connectivity and workflow technology solutions and value-added services,” said Neil P. Simpkins, senior managing director at The Blackstone Group and an Emdeon director.

Mr. de Crescenzo, age 52, most recently the Senior Vice President and General Manager of Oracle’s Global Health Sciences business, brings a wealth of business experience to Emdeon including a deep background in healthcare information technology, software and services.

“Neil has dedicated his career to the development of healthcare information technology solutions to improve efficiency and reduce costs for both payers and providers, while improving patient outcomes. We’re excited to have him put that experience to work at our company,” said Howard L. Lance, Emdeon’s chairman.

Mr. de Crescenzo joined Oracle in 2006, and was appointed to lead its Global Health Sciences business in 2008. Previously, he spent 10 years at IBM Corporation including his last role as senior executive for Global Healthcare Business Consulting Services. Earlier in his career, he held management positions at Blue Cross Blue Shield of Massachusetts, Lahey Clinic and University of Massachusetts Medical Center.

Mr. de Crescenzo earned a B. A. in Political Science from Yale University and an M.B.A. from Northeastern University. He and his wife Brenda Reilly, M.D., an Emergency Department physician, are relocating to Nashville from the San Francisco Bay Area.

About Emdeon

Emdeon is a leading provider of revenue and payment cycle management and clinical information exchange solutions, connecting payers, providers and patients in the U.S. healthcare system. Emdeon’s offerings integrate and automate key business and administrative functions of its payer and provider customers throughout the patient encounter. Through the use of Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle and clinical information exchange processes. For more information, visit www.emdeon.com.

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Contact:

Emdeon Media Relations

Amanda Woodhead

615.932.3863

awoodhead@emdeon.com

Emdeon Investor Relations

Tommy Lewis

615.932.3235

tlewis@emdeon.com